Exhibit 99.1

FOR:	International Speedway Corporation

CONTACT:	Charles N. Talbert
Director, Investor and Corporate Communications
(386) 681-4281
FOR IMMEDIATE RELEASE
INTERNATIONAL SPEEDWAY CORPORATION ANNOUNCES TERMINATION
OF AGREEMENT TO SELL STATEN ISLAND PROPERTY
     DAYTONA BEACH, Fla. — December 6, 2010 — International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today announced the termination of the agreement with KB Marine Holdings LLC (“KB Holdings”) for the sale of its Staten Island, New York property. KB Holdings did not fulfill the terms of the second amendment to its definitive agreement (the “Agreement”) to close the transaction on or before November 30, 2010. As a result of the transaction terminating, ISC will pursue discussions immediately with alternative buyers for the 676-acre parcel of property located in Staten Island.
     The Agreement, which was entered into in November 2009, contemplated KB Holdings’ purchase of 100 percent of the outstanding equity membership interests of 380 Development LLC, a wholly owned indirect subsidiary of ISC and owner of the Staten Island property. Upon execution of the Agreement, ISC received a non-refundable $1.0 million payment.
     “This property is ideal for port-related and logistic activities and we are confident that we will come to terms with an interested buyer to redevelop this site to its highest and best use which will provide significant economic development and job creation in Staten Island, New York City and the region as a whole,” said Brian K. Wilson, ISC Vice President of Corporate Development.
     International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega
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ISC ANNOUNCES TERMINATION OF AGREEMENT	PAGE 2
Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York. In addition, ISC promotes major motorsports activities in Montreal, Quebec, through its subsidiary, Stock-Car Montreal.
     The Company also owns and operates MRN® Radio, the nation’s largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. For more information, visit the Company’s Web site at www. internationalspeedwaycorporation.com.
     Statements made in this release that express the Company’s or management’s beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those contained in or implied by such forward-looking statements. The Company’s results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.
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